Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Devon Energy Corporation:

We consent to the incorporation by reference in the registration statements (File Nos. 333-68694, 333-47672, 333-44702, 333-104922, 333-104933, 333-103679, 333-127630, 333-159796, 333-179181 and 333-182198) on Form S-8, and the Registration Statement (File No. 333-200922) on Form S-3 of Devon Energy Corporation of our report dated February 20, 2015, with respect to the consolidated balance sheets of Devon Energy Corporation as of December 31, 2014 and 2013, and the related consolidated comprehensive statements of earnings, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Devon Energy Corporation.

/s/ KPMG LLP

Oklahoma City, Oklahoma
February 20, 2015